                                                      Filed under Rule 424(b)(3)
                                                      File No. 333-31502

SUPPLEMENT NO. 1 TO PROSPECTUS DATED MARCH 22, 2000
(AS SUPPLEMENTED MARCH 22, 2000)

                              PACCAR FINANCIAL CORP.

                              MEDIUM-TERM NOTES, SERIES J

PRINCIPAL AMOUNT:             $300,000,000.00
ORIGINAL ISSUE DATE:          4/28/2000
MATURITY DATE:                4/26/2002
INITIAL INTEREST RATE:        To be Determined
INTEREST RATE INDEX:          3-Month LIBOR
SPREAD:                       Plus 10 Basis Points
INDEX SOURCE:                 Telerate page 3750
INDEX RESET FREQUENCY:        Quarterly on the 26th
INTEREST PAYMENT PERIOD:      Quarterly
INTEREST PAYMENT DATES:       Quarterly on the 26th of January, April,
                              July and October Subject to Modified Business Day
                              Convention as Defined by ISDA
ISSUE PRICE:                  99.80%
PROCEEDS TO COMPANY:          $299,400,000.00
COMMISSION/DISCOUNT:          0.20%
DAY COUNT CONVENTION:         Actual/360

FORM OF NOTE (CHECK ONE):     Book-Entry                       [ X ]

                              Certificate                      [   ]

AGENT/UNDERWRITER:            [X] Goldman, Sachs & Co.
                              [X] Merrill Lynch & Co.
                              [X] Morgan Stanley Dean Witter
                              [X] Banc of America Securities
                              [X] Salomon Smith Barney

DATED: APRIL 25, 2000

The Agents/Underwriters have purchased the Notes as principal and may resell the Notes at prices to be determined by such Agents/Underwriters at the time of resale.
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            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 22, 2000
                                     [LOGO]

                                 $2,500,000,000
                             PACCAR FINANCIAL CORP.
                          Medium-Term Notes, Series J
                                 TERMS OF SALE

    The following terms may apply to the notes which PACCAR Financial Corp. may sell at one or more times. The final terms for each note will be included in a Pricing Supplement. PACCAR Financial Corp. will receive between $2,497,500,000 and $2,483,750,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $2,500,000 and $16,250,000.

- Mature 9 months or more from date of issue

- Fixed or floating interest rate or indexed notes or zero-coupon or other original issue discount notes. The floating interest rate may be based on:

        / / Commercial paper rate

        / / Prime rate

        / / CD rate

        / / Federal Funds rate

        / / LIBOR

        / / Treasury rate

        / / CMT rate

        / / Any other rate specified by us in the Pricing Supplement

        / / Any combination of rates specified in a Pricing Supplement

- Certificated or book-entry form

- Subject to redemption and repurchase at option of PACCAR Financial Corp. or the holder

- Not convertible or subject to a sinking fund

- Interest paid on fixed rate notes semi-annually

- Interest paid on floating rate notes daily, weekly, monthly, quarterly, semi-annually or annually

- Minimum denominations of $1,000 increased in multiples of $1,000

- May be foreign currency denominated

- Same day settlement and payment in immediately available funds

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

    PACCAR Financial Corp. may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the notes. They will use their reasonable efforts to sell the notes offered.

GOLDMAN, SACHS & CO.

         BANC OF AMERICA SECURITIES LLC

                  MERRILL LYNCH & CO.

                            MORGAN STANLEY DEAN WITTER

                                     SALOMON SMITH BARNEY
                                 --------------

                  Prospectus Supplement dated March 22, 2000.
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    References in this prospectus supplement to "PFC", "we", "us" and "our" are to PACCAR Financial Corp.

                                  RISK FACTORS

    Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components and their relationships.

STRUCTURE RISKS OF NOTES INDEXED TO INTEREST RATES, CURRENCIES OR OTHER INDICES OR FORMULAS

    If you invest in notes indexed to one or more interest rates, currencies or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas that may cause you to receive a lower, or no, amount of principal, premium or interest and to receive these amounts at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

FOREIGN CURRENCY RISKS

    If you invest in notes that are denominated or provide for payments in a currency (including the Euro) other than United States dollars, there will be significant risks that are not associated with a similar investment in a debt security denominated in United States dollars. These risks include the possibility of significant changes in the rate of exchange between the United States dollar and the specified currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. We have no control over these risks, which depend on economic, financial and political events and the supply and demand for the relevant currencies. In addition, if the formula used to determine any amount payable with respect to foreign currency notes contains a multiplier or leverage factor, the effect of any change in the relevant currencies will be magnified. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. However, past experience in the fluctuation of exchange rates are not necessarily indicative of fluctuations in the rates that may occur during the term of any foreign currency note.

    Governments may impose or revise exchange controls which could affect the availability of the specified currency at the maturity of a foreign currency note. Even if there are no exchange controls, it is possible that the specified currency for any particular foreign currency note would not be available at maturity due to other circumstances beyond our control. In that event, we will pay any amounts due under the note in United States dollars based on the most recently available exchange rate.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

    If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose

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to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

    We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for your notes. These factors include:

    - the complexity and volatility of the index or formula applicable to the notes,

    - the method of calculating the principal, premium and interest in respect of the notes,

    - the time remaining to the maturity of the notes,

    - the outstanding amount of the notes,

    - the redemption features of the notes,

    - the amount of other securities linked to the index or formula applicable to the notes, and

    - the level, direction and volatility of market interest rates generally.

    In addition, because some notes were designed for specific investment objectives or strategies, these notes may have a more limited trading market and may experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

    The notes will be issued as a single series of debt securities under an indenture, dated as of December 1, 1983, as amended by the first supplemental indenture dated as of June 19, 1989, between PFC and Citibank, N.A., as trustee. The term "senior debt securities," as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the notes. The senior debt securities and the Indenture are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor the agents have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the agents are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in

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this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

    THE FOLLOWING DESCRIPTION OF NOTES WILL APPLY UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT.

TERMS OF THE NOTES

    All senior debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of PFC and will rank equally with all other unsecured and unsubordinated indebtedness of PFC from time to time outstanding.

    The notes are limited to an aggregate principal amount of $2,500,000,000 or the equivalent in one or more foreign currencies. PFC may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other senior debt securities under the Indenture in addition to the $2,500,000,000 aggregate principal amount of notes offered by this prospectus supplement. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by the sale by PFC of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

    The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by PFC. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of PFC, repayment at the option of the holder or otherwise (the stated maturity date or such prior date, as the case may be, is referred to as, a "Maturity"). Some notes may not bear interest.

    Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest on such notes will be made in, United States dollars. PFC may also issue notes ("foreign currency notes") that are denominated in, and payments of principal, premium, if any, and/or interest on such notes will be made in, a currency other than United States dollars (a "specified currency"). The terms of and any considerations relating to any foreign currency notes will be described in the applicable notes and in the applicable pricing supplement. See "Special Provisions Relating to Foreign Currency Denominated Notes."

    The terms of the notes provide that PFC may at any time, including more than one year prior to the stated maturity of the notes, be discharged from its obligations on the notes by providing for payment when due of the principal of, and interest on, the notes and by satisfying certain other conditions, all as described under "Description of Securities -- Provisions of the Indenture -- Satisfaction and Discharge" in the accompanying prospectus.

    Until the notes are paid or payment of the notes is provided for, PFC will, at all times maintain a paying agent in The City of New York capable of performing the duties described in this prospectus supplement to be performed by the paying agent. PFC has initially appointed Citibank, N.A., as paying agent, acting through its corporate trust office at 111 Wall Street, New York, New York 10043. The notes may be presented for registration of transfer or exchange at the corporate trust office of the paying agent, provided that notes in book-entry form will be exchangeable only in the manner and to the extent set forth in "Description of the Notes -- Book-Entry Notes" in this prospectus supplement and "Description of Securities -- Global Securities" in the accompanying

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prospectus. PFC will notify the holders of the notes in accordance with the
Indenture of any change in the paying agent or its address. There will be no service charge for any registration of transfer or exchange of notes, but PFC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

    Interest rates, interest rate formulae and other variable terms of the notes are subject to change by PFC from time to time, but no change will affect any note already issued or as to which PFC has accepted an offer to purchase.

    Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000. The authorized denominations of foreign currency notes will be indicated in the applicable pricing supplement.

    In the case of notes in certificated form, PFC will make United States dollar payments of interest, other than interest payable at Maturity, by check mailed to the address of the person entitled to such interest payment as shown on the note register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000, or the equivalent amount in a specified currency, or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, will be entitled to receive interest payments, if any, other than interest payable at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the paying agent not less than fifteen days before the applicable interest payment date. Any wire transfer instructions received by the paying agent shall remain in effect until revoked by the holder. United States dollar payments of principal and interest at Maturity will be made in immediately available funds against presentation and surrender of the note at the office or agency of the paying agent designated for such purpose, provided the note is presented in time for the paying agent to make the payment in such funds in accordance with its normal procedures. In the case of notes in book-entry form, United States dollar payments of principal, premium and interest, if any, will be made to the depository, as holder of the notes in book-entry form, in immediately available funds. For special payment terms applicable to foreign currency notes, see "Special Provisions Relating to Foreign Currency Denominated Notes."

    Each note will be denominated in the currency that is specified on the face of the applicable note and in the applicable pricing supplement. Purchasers will be required to pay for foreign currency notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. If requested on or before the fifth Business Day, as defined below, preceding the date of delivery of the notes, or by such other day as determined by the agent who presented the offer to purchase notes to PFC, such agent may be prepared to arrange for the conversion of United States dollars into the specified currency to enable the purchasers to pay for the notes. If agreed to by the agent, each conversion will be made by the agent on terms and subject to conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the applicable foreign currency notes.

    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the specified currency or, if the specified currency is Euro, the day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET)

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System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day. "London Banking Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

    "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement,

    (1) the capital city of the country issuing the specified currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and Melbourne, Toronto, Frankfurt, Amsterdam, Milan, Johannesburg and Zurich, respectively, or

    (2) the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

TRANSACTION AMOUNT

    Interest rates offered by PFC with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. PFC may offer notes with similar variable terms but different interest rates concurrently at any time. PFC may also concurrently offer notes having different variable terms to different investors.

REDEMPTION AT THE OPTION OF PFC

    The notes will not be subject to any sinking fund. PFC may redeem the notes at its option before their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable notes and the applicable pricing supplement, PFC may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the applicable notes and the applicable pricing supplement. On and after the initial redemption date, if any, PFC may redeem the related note at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on written notice given not more than 60 nor less than 30 days before the redemption date. PFC will redeem the notes in increments of $1,000 or any other integral multiple of the authorized denomination of the applicable note, provided that any remaining principal amount will be at least $1,000 or the minimum authorized denomination of the note. The redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note specified in the applicable note and the applicable pricing supplement. The redemption price shall decline at each anniversary of the initial redemption date by the percentage of the principal amount of the note to be redeemed specified in the applicable note and the applicable pricing supplement until the redemption price is 100% of the principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

    If so indicated in the applicable notes and the applicable pricing supplement, PFC will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable notes and the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the

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holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or any other integral multiple of the authorized denomination of the applicable note, provided that any remaining principal amount will be at least $1,000 or the minimum authorized denomination of the note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the paying agent must receive, at its corporate trust office located at 111 Wall Street, New York, New York 10043, not more than 60 nor less than 30 days before the optional repayment date:

    - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

    - in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository. Notices of elections to exercise the repayment option with respect to notes in book-entry form must be received by the paying agent by 5:00 p.m., New York City time, on the last day for giving such notice.

    Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the paying agent as discussed above. In order to ensure that the instructions are received by the paying agent on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee.

    Exercise of the repayment option by the holder of a note will be irrevocable.

    If applicable, PFC will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

    PFC may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by PFC may, at the discretion of PFC, be held, resold or surrendered to the paying agent for cancellation.

INTEREST

    Each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable note and the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. Interest payable on an interest payment date will be payable to the person in whose name the applicable note is registered at the close of business on (a) March 1 or September 1,

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whether or not a Business Day, next preceding the interest payment date in the case of a fixed rate note, or (b) the fifteenth calendar day, whether or not a Business Day, next preceding the interest payment date in the case of a floating rate note (in each case, the "record date"); provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date.

FIXED RATE NOTES

    Each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum specified in the applicable note and the applicable pricing supplement until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the related interest payment date or Maturity, as the case may be. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Interest on fixed rate notes will be payable semiannually on March 15 and September 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or the Maturity, as the case may be.

FLOATING RATE NOTES

    Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

    - the CD Rate,

    - the CMT Rate,

    - the Commercial Paper Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate, or

    - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

    A floating rate note may bear interest with respect to two or more Interest Rate Bases.

    TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

    - whether the floating rate note is

       - a "Regular Floating Rate Note",

       - a "Inverse Floating Rate Note" or

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       - a "Floating Rate/Fixed Rate Note",

    - the Interest Rate Basis or Bases,

    - the Initial Interest Rate,

    - the Interest Reset Dates,

    - the interest payment dates,

    - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the "Index Maturity"),

    - the Maximum Interest Rate and Minimum Interest Rate, if any,

    - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the "Spread"),

    - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

    - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page, and

    - if one or more of the specified Interest Rate Bases is the CMT Rate, the CMT Telerate Page, the weekly average or the monthly average and the Index Maturity.

    The interest rate borne by the floating rate notes will be determined as follows:

    REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any

    Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any

    Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

    - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

    - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified

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      in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

    INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "Inverse Floating Rate Note", except as described below, it will bear interest equal to the Fixed Interest Rate specified in the note and the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any;

provided, however, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be:

    - if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date or

    - if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the applicable Interest Reset Date.

    INTEREST RESET DATES. The applicable floating rate note and the applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, in the case of floating rate notes which reset:

    - daily -- each Business Day;

    - weekly -- the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

    - monthly -- the third Wednesday of each month;

    - quarterly -- the third Wednesday of March, June, September and December of each year;

    - semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

    - annually -- the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

    If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day. However, in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the next succeeding Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

    MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

    - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate"), and

    - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

    The Indenture and any senior debt securities issued under the Indenture, including the notes, are and will be governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While PFC believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. It is suggested that prospective investors consult their personal advisors with respect to the applicability of these laws.

    INTEREST PAYMENTS. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable note and the applicable pricing supplement until the principal of the note is paid or otherwise made available for payment. Except as provided below, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

    - daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable note and the applicable pricing supplement;

    - quarterly -- the third Wednesday of March, June, September and December of each year;

    - semiannually -- the third Wednesday of each of the two months of each year specified in the applicable note and the applicable pricing supplement;

    - annually -- the third Wednesday of the month of each year specified in the applicable note and the applicable pricing supplement; and

    - at Maturity.

    If any interest payment date for any floating rate note, other than an interest payment date on the Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding Business Day. However, in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the next succeeding Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

    All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

    Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable floating rate note, to, but excluding the related interest payment date or Maturity, as the case may be.

    With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

    - In the case of notes for which the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate is an applicable Interest Rate Basis, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

    - In the case of notes for which the CMT Rate or the Treasury Rate is an applicable Interest Rate Basis, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

    - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Bases applied.

    INTEREST DETERMINATION DATES. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "Interest Determination Date."

    - The Interest Determination Date with respect to notes for which the CD Rate, the CMT Rate or the Commercial Paper Rate is an applicable Interest Rate Basis will be the second Business Day preceding each Interest Reset Date.

    - The Interest Determination Date with respect to notes for which the Federal Funds Rate or the Prime Rate is an applicable Interest Rate Basis will be the Business Day immediately preceding each Interest Reset Date.

    - The Interest Determination Date with respect to notes for which LIBOR is an applicable Interest Rate Basis will be the second London Banking Day preceding each Interest Reset Date.

    - The Interest Determination Date with respect to notes for which the Treasury Rate is an applicable Interest Rate Basis will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills having the Index Maturity specified in the applicable pricing supplement are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following the auction.

    - The Interest Determination Date pertaining to a note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the applicable Interest Reset Date for the applicable note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

    CALCULATION DATE. Citibank, N.A. will be the calculation agent with respect to the floating rate notes. The calculation agent will notify PFC and the paying agent of each determination of the interest rate applicable to any floating rate note promptly after the determination is made. The paying agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined and notified to the paying agent, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to that note. The paying agent will not be responsible for determining the interest rate applicable to any floating rate note. The calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

    - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or

    - the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    CD RATE. CD Rate Notes will bear interest at the rates, calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CD Rate Notes and in any applicable pricing supplement.

    "CD Rate" means:

    (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable CD Rate Note and the applicable pricing supplement as published in H.15(519) under the caption "CDs (secondary market)", or

    (2) if the rate referred to in clause (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable CD Rate Note and the applicable pricing supplement as published in H.15 Daily Update, or other recogniled electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

    (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable CD Rate Note and the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time, or

    (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3) above, the rate in effect on the applicable Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

    CMT RATE. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

    "CMT Rate" means:

    (1) if CMT Telerate Page 7051 is specified in the applicable CMT Rate Note and in the applicable pricing supplement:

       (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7051, or any other page as may replace page 7051 on that service ("Telerate Page 7051"), for the applicable Interest Determination Date, or

       (b) if the rate referred to in clause (1)(a) does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519)under the caption "Treasury Constant Maturities", or

       (c) if the rate referred to in clause (1)(b) does not appear in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

       (d) if the rate referred to in clause (1)(c) is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include the agents or their affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause (1)(d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

       (f) if fewer than three prices referred to in clause (1)(d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest

           Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

       (g) if fewer than five but more than two prices referred to in clause (1)(f) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

       (h) if fewer than three prices referred to in clause (1)(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

    (2) if CMT Telerate Page 7052 is specified in the applicable CMT Rate Note and the applicable pricing supplement:

       (a) the percentage equal to the one-week or one-month, as specified in the applicable CMT Rate Note and the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7052, or any other page as may replace page 7052 on that service ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

       (b) if the rate referred to in clause (2)(a) does not appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable CMT Rate Note and the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

       (c) if the rate referred to in clause (2)(b) does not appear in H.15(519), the one-week or one-month, as specified, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

       (d) if the Federal Reserve Bank of New York does not publish the rate referred to in clause (2)(c), the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in the City of New York, which may include the agents or their affiliates, selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause (2)(d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the questions shall be eliminated, or

       (f) if fewer than three prices referred to in clause (2)(d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction the securities in the market at the time, or

       (g) if fewer than five but more than two prices referred to in clause (2)(f) are provided as requested, the rate will be calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

       (h) if fewer than three prices referred to in clause (2)(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

    If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement have remaining terms to maturity equally close to the Index Maturity specified in the applicable CMT Rate Note and the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

    COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

    "Commercial Paper Rate" means:

    (1) the Money Market Yield, as defined, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Commercial Paper Rate Note and the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial", or

    (2) if the rate described in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Commercial Paper Rate Note and the applicable pricing supplement as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial", or

    (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable Commercial Paper Rate Note and the pricing supplement placed for industrial issuers whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization, or

    (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

    "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                          D X 360
Money Market Yield =  ---------------       X 100
                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

    "Federal Funds Rate" means:

    (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"), or

    (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)", or

    (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agents or their affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

    (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

    LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in any applicable pricing supplement.

    "LIBOR" means:

    (1) if "LIBOR Telerate" is specified in the applicable LIBOR Note and the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable LIBOR Note and the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable LIBOR Note and the applicable pricing supplement, commencing on the Interest Reset Date immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

    (2) if "LIBOR Reuters" is specified in the applicable LIBOR Note and the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the applicable LIBOR Note and the applicable pricing supplement, commencing on the Interest Reset Date immediately following the applicable Interest Determination Date, that appear, on the Designated LIBOR Page specified in the applicable LIBOR Note and the applicable pricing supplement as of 11:00 A.M., London time, on the applicable Interest Determination Date; if the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

    (3) with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clauses (1) and (2), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agents, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable LIBOR Note and the applicable pricing supplement, commencing on the Interest Reset Date immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

    (4) if fewer than two quotations referred to in clause (3) are provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center(s), on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable LIBOR Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

    (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

    "LIBOR Currency" means the currency specified in the applicable LIBOR Note and the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable LIBOR Note and the applicable pricing supplement, United States dollars.

    "Designated LIBOR Page" means either:

    - if "LIBOR Telerate" is designated in the applicable LIBOR Note and the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable LIBOR Note and the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service, on the page specified in the applicable LIBOR Note and the applicable pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

    - if "LIBOR Reuters" is specified in the applicable LIBOR Note and the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable LIBOR Note and the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

    PRIME RATE. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and any applicable pricing supplement.

    "Prime Rate" means:

    (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan", or

    (2) if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan", or

    (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by at least four banks, which may include affiliates of the agents, that appear on the Reuters Screen US PRIME 1 Page, as defined below, as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

    (4) if fewer than four rates described in clause (3) by 3:00 P.M., New York City time, appear on the related calculation date on Reuters Screen US PRIME 1 Page, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in The City of New York selected by the calculation agent, or

    (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" page or other page as may replace the US

PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

    "Treasury Rate" means:

    (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Treasury Rate Note and the applicable pricing supplement as published under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

    (2) if the rate described in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

    (3) if the rate described in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

    (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Treasury Rate Note and in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

    (5) if the rate referred to in clause (4) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

    (6) if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Treasury Rate Note and the applicable pricing supplement, or

    (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                              D X N
Bond Equivalent Yield =  ---------------       X 100
                          360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    PFC may from time to time offer notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be described in the applicable pricing supplement.

AMORTIZING NOTES

    PFC may from time to time offer notes ("Amortizing Notes"), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

LINKED NOTES

    PFC may from time to time offer notes ("Linked Notes") the principal value of which at Maturity will be determined by reference to:

       (a) one or more debt securities, including, but not limited to, the price or yield of such securities,

       (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

       (c) the price or value of any commodity or any other item or index or any combination,

(collectively, the "Linked Securities"). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be described in the applicable pricing supplement.

EXTENDIBLE MATURITY NOTES

    PFC may from time to time offer notes ("Extendible Maturity Notes") with the option to extend the maturity of the notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any Extendible Maturity Notes will be described in the applicable pricing supplement.

BOOK-ENTRY NOTES

      DESCRIPTION OF THE GLOBAL SECURITIES

    Upon issuance, all notes in book-entry form having the same date of issue, stated maturity date and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company as depository registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole:

    - by the depository to a nominee of the depository, or

    - by a nominee of the depository to the depository or another nominee of the depository, or

    - by the depository or any such nominee to a successor of the depository or a nominee of the successor.

      DTC PROCEDURES

    The following is based on information furnished by the depository:

    The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

    The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

    Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

    To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to PFC as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

    PFC will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the applicable participant and not of the depository, PFC or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of PFC or the trustee, disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by PFC, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note notes in book-entry form, on the depository's records, to the paying agent. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing the notes in book-entry form are transferred by direct participants on the depository's records.

    The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to PFC or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

    PFC may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

    The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

    So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. PFC understands that under existing industry practices, in the event that PFC requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

      EXCHANGE FOR NOTES IN CERTIFICATED FORM

    If:

       (a) the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by PFC within 90 days, or

       (b) PFC determines that the Global Notes shall be exchangeable for notes in certificated form,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and terms and of different authorized denominations aggregating an equal aggregate principal amount. The certificated notes will be registered in the name or names as the depository provides to the paying agent. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

    The information in this section concerning the depository and the depository's system has been obtained from sources that PFC believes to be reliable, but PFC takes no responsibility for the accuracy of the information.

    A further description of the depository's procedures with respect to Global Notes representing book-entry notes is in the accompanying prospectus under "Description of Securities -- Global Securities." The depository has confirmed to PFC that it intends to follow these procedures.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

    Except as specified in the applicable pricing supplement, foreign currency notes (including notes denominated in the Euro) will not be sold in or to residents of the country or economic community issuing the currency in which particular notes are denominated. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents, and it is by necessity incomplete with respect to foreign currency notes. PFC and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium, if any, and any interest on foreign currency notes. Prospective purchasers of foreign currency notes should consult their own financial and legal advisors with regard to such matters.

PAYMENT OF PRINCIPAL, ANY PREMIUM AND INTEREST

    Except as specified in the applicable note and the applicable pricing supplement, we will pay the principal, any premium and interest on foreign currency notes in the specified currency. The Exchange Rate Agent named in the applicable pricing supplement will, unless otherwise specified below or in the applicable note and the applicable pricing supplement, convert the payment into United States dollars for payment to holders. However, unless otherwise indicated in the applicable note and the applicable pricing supplement, the holder of a foreign currency note may elect to receive the payments in the specified currency, as described below.

    PFC's payment will be converted into United States dollars based on the highest bid quotation in The City of New York at approximately 11:00 A.M. on the second Business Day preceding the applicable payment date for the purchase of the specified currency for United States dollars for settlement on the applicable payment date in the aggregate amount of the specified currency payable to all holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable foreign exchange dealer commits to execute a contract. The bid quotations shall be obtained from three recognized foreign exchange dealers, one of which may be the Exchange Rate Agent, selected by the Exchange Rate Agent and approved by PFC. If the bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the foreign currency note by deductions from such payments.

    Unless otherwise specified in the applicable note and the applicable pricing supplement, a holder of a foreign currency note may elect to receive all or a specified portion of any payment on that note in the specified currency. Any holder desiring to receive payment in the specified currency must submit a written request to the corporate trust office of the paying agent in The City of New York, on or before the applicable record date or at least fifteen calendar days before Maturity, as the case may be. The written request may be mailed, hand delivered or sent by cable, telex or other form of facsimile transmission. A holder of a foreign currency note may elect to receive payment in the specified currency for all or a specified portion of all principal, any premium and interest payments and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the paying agent, but written notice of any revocation must be received by the paying agent on or before the relevant record date or at least the fifteenth calendar day before Maturity, as the case may be. Holders of foreign currency notes whose notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

    Principal, any premium and interest on a foreign currency note paid in United States dollars will be paid in the manner specified in this prospectus supplement for notes denominated in United States dollars. Interest on a foreign currency note paid in the specified currency which are to be made on an interest payment date other than at Maturity will be paid by check mailed to the address of the holder entitled to the interest payment as shown on the note register, subject to the right to receive interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes -- Terms of the Notes". All checks payable in a specified currency will be drawn on a bank office located outside the United States. Payments of principal, any premium and interest on foreign currency notes paid in the specified currency at Maturity will be made by wire transfer of immediately available funds to an account with a bank designated by the holder at least fifteen days before Maturity, provided that the bank has appropriate facilities to make the wire transfer and that the note is presented and surrendered at the corporate trust office of the trustee or the paying agent in the Borough of Manhattan, The City of New York, in time for the paying agent to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable pricing supplement, a beneficial owner of a note in book-entry form denominated in a specified currency may elect to receive payments of principal or any premium or interest in the specified currency instead of United States dollars. The beneficial owner must give the participant through which its interest is held written notice of its election on or before the applicable record date, in the case of a payment of interest, and on or prior to the fifteenth day prior to Maturity, in the case of principal or premium. The participant must notify the depository of such election on or before the third Business Day after the record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the record date or at least ten calendar days before Maturity, as the case may be. If complete instructions are received by the participant and forwarded by the participant to the depository and by the depository to the paying agent, on or before the specified dates, the beneficial owner of the notes in book-entry form will receive payments in the specified currency.

AVAILABILITY OF SPECIFIED CURRENCY

    If the specified currency for a foreign currency note is not available for the payment of principal, any premium and interest due to the imposition of exchange controls or other circumstances beyond the control of PFC, we will be entitled to satisfy our obligations on the note by making the required payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day before the applicable payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement.

    The "Market Exchange Rate" for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes, or, if not so certified, as otherwise determined, by the Federal Reserve Bank of New York. Any payment made in United States dollars under circumstances where the required payment is in a specified currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the notes.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

JUDGMENTS

    Under current New York law, a state court in the State of New York rendering a judgment in respect of a foreign currency note would be required to render the judgment in the specified currency, and the foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, the holder of a foreign currency note would be subject to exchange rate fluctuations between the date of entry of the foreign currency judgment and the time the amount of the foreign currency judgment is paid to the holder in United States dollars and converted by the holder into the specified currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

    PFC will indemnify the holder of any note against any loss incurred by it as a result of any judgment or order being given or made for any amount due under the note and judgment or order requiring payment in a currency other than the specified currency, and as a result of any variation between (i) the rate of exchange at which the specified currency amount is converted into the currency in the judgment or order, and (ii) the rate of exchange at which the holder of the note, on the date of payment of the judgment or order, is able to purchase the specified currency with the amount actually received under the judgment or order.

                     UNITED STATES FEDERAL INCOME TAXATION

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

    (1)  a citizen or resident of the United States,

    (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

    (3) an estate whose income is subject to United States Federal income tax regardless of its source,

    (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

    (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service on January 27, 1994, and subsequently amended under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

    - the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

    - the amount of any qualified stated interest payments allocable to such accrual period.

    The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes (hereinafter "Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if

    - its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and

    - it provides for stated interest, compounded or paid at least annually, at current values of:

       - one or more qualified floating rates,

       - a single fixed rate and one or more qualified floating rates,

       - a single objective rate, or

       - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

    (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

    (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

    The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

    PFC may issue notes which;

    - may be redeemable at the option of PFC prior to their stated maturity (a "call option") and/or

    - may be repayable at the option of the holder prior to their stated maturity (a "put option").

    Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount", unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

    - the amount of such payment or realized gain or

    - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

    Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such foreign currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Accrual Method" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the foreign currency on the date the payment is received or the note is disposed of (or deemed disposed of as a result of a material change in the terms of the note). In the case of a note that is denominated in foreign currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a note will equal the cost of the note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a note, and the amount of any subsequent adjustments to such holder's tax basis will be the U.S. dollar value of the foreign currency amount paid for such note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined on the date such payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.

    ORIGINAL ISSUE DISCOUNT.  In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the foreign currency,
(ii) accrued original issue discount is translated into U.S. dollars as described in "Accrual Method" above and (iii) the amount of foreign currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT.  In the case of a note with market discount,
(i) market discount is determined in units of the foreign currency,
(ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note in the manner described in "Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a note issued with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the note.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of PFC, a controlled foreign corporation related to PFC or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that
(1) is signed by the beneficial owner of the note under penalties of perjury,
(2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS
Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

    On October 6, 1997, the Treasury issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

    Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of PFC or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner.

    Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either:

    - the broker determines that the seller is a corporation or other exempt recipient or

    - the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

    Such a sale must also be reported by the broker to the IRS, unless either:

    - the broker determines that the seller is an exempt recipient or

    - the seller certifies its non-U.S. status (and certain other conditions are met).

    Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations. See "United States Federal Income Taxation-Non-U.S. Holders".

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    PFC and Goldman, Sachs & Co., Banc of America Securities LLC, Merrill
Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan
Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "agents") have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. PFC has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. PFC will pay the agents a commission on any notes sold through the agents. The commission will range from .100% to .650% of the principal amount of the notes, depending on the maturity of the notes. Commissions with respect to notes with maturities in excess of 30 years that are sold through an agent as an agent of PFC will be negotiated between the Company and the agent at time of the sale.

    PFC may also sell notes to the agents who will purchase the notes as principals for their own accounts. Any such sale will be made at a discount equal to the discount set forth on the cover page hereof if no other discount is agreed. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale. PFC may also sell notes directly on its own behalf. No commissions will be paid on notes sold directly by PFC at such discount.

    PFC may also enter into separate arrangements with firms other than the agents which allow such firms to purchase for resale to the public all or a portion of the notes. The name of any firm, the underwriting discount and the initial public offering price for such notes will be set forth on the cover page of the prospectus supplement delivered in connection with the offering and the sale of the applicable notes.

    The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from PFC. The agents will purchase the notes at a price equal to 100% of the principal amount less a discount. Unless otherwise specified in the applicable pricing supplement, the discount will equal the applicable commission on an agency sales of notes of the same maturity. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

    In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

    These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 as amended. PFC has agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act. PFC has agreed to reimburse the agents for certain expenses.

    The agents may sell to dealers who may resell to investors and the agents may pay all or part of the discount or commission they receive from PFC to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    From time to time, PFC may also sell notes or other debt securities pursuant to another prospectus supplement to the accompanying prospectus. Any such sales will reduce the principal amount of notes that may be offered by this prospectus supplement and the accompanying prospectus.

    No assurance can be given as to the liquidity of the trading market for the notes.

    PFC estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,170,500.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York, New York.

    The agents may be customers of, engage in transactions with and perform services for PFC in the ordinary course of business.

                             VALIDITY OF THE NOTES

    The validity of the notes will be passed upon for PFC by Bruce N. Holliday, Assistant General Counsel of PACCAR Inc, and counsel for PFC. Certain other legal matters have been passed upon for PFC by Perkins Coie LLP, and for the agents by Brown & Wood LLP, New York, New York.

PROSPECTUS
                                     [LOGO]

                             PACCAR FINANCIAL CORP.
                             SENIOR DEBT SECURITIES

                                 --------------

    - By this prospectus, we may offer from time to time up to $2,500,000,000 of our senior debt securities.

    - When we offer these securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

    - You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                 The date of this prospectus is March 22, 2000.

                             PACCAR FINANCIAL CORP.

    We provide financing for dealers and purchasers of Kenworth and Peterbilt trucks, which are manufactured by PACCAR Inc, our parent corporation. We offer the following types of financing arrangements:

    - installment sales and leases of new Kenworth and Peterbilt trucks;

    - installment sales of all brands of used trucks;

    - installment sales and leases of all brands of new trailers and installment sales of used trailers;

    - loans to dealers to finance their inventory of new and used trucks and trailers; and

    - loans to dealers for working capital purposes and for facilities improvements.

    Our principal executive offices are located at 777 106th Avenue N.E., Bellevue, Washington 98004; our telephone number is (425) 468-7100.

    If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

    In this prospectus, "PFC", "we", "us" and "our" refer specifically to PACCAR Financial Corp., the issuer of the securities offered under this prospectus.

                                USE OF PROCEEDS

    We intend to use the proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include the repayment of existing indebtedness, including indebtedness to PACCAR and its subsidiaries, and may include loans to or investments in PACCAR and PACCAR's other finance and leasing subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for PFC and for PACCAR and all of its subsidiaries, including PFC, for the periods indicated.

                                                                                YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                              1999       1998       1997       1996       1995
                                                              ----       ----       ----       ----       ----
PFC.......................................................    1.39       1.36       1.50       1.53       1.52
PACCAR and subsidiaries...................................    5.48       4.64       4.47       3.27       4.09

    In the ratio of earnings to fixed charges for PFC, "earnings" consist of income before income taxes and fixed charges but exclude capitalized interest. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs and capitalized interest. The ratio of earnings to fixed charges shown above complies with the SEC's reporting requirements but differs from the method called for in the support agreement between PFC and PACCAR. See "Relationship with PACCAR." The ratios computed pursuant to the support agreement were 1.44, 1.41, 1.57, 1.62, and 1.63 for the years 1999-1995, respectively.

    In the ratio of earnings to fixed charges for PACCAR and its subsidiaries, "earnings" consist of income before income taxes and fixed charges, plus undistributed net earnings of the subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs and capitalized interest.

                            RELATIONSHIP WITH PACCAR

GENERAL

    PFC was formed to finance sales of PACCAR products to and by PACCAR's dealers. Sales of PACCAR products continue to provide PFC's principal source of financing business. We receive administrative support services from PACCAR. We have borrowed funds from and loaned funds to PACCAR and PACCAR's other finance and leasing subsidiaries, and we may do so in the future. Since PACCAR owns all of PFC's common stock, PACCAR can control the management and policies of PFC.

SUPPORT AGREEMENT

    We have a support agreement with PACCAR that obligates PACCAR:

    - to provide financial assistance to us when required; and

    - to own, directly or indirectly, all of our outstanding voting stock.

PACCAR is required to provide financial assistance to us if our ratio of net earnings available for fixed charges to fixed charges, as defined in the support agreement, is less than 1.25 to 1 for any fiscal year. PACCAR must provide financial assistance as necessary to meet the ratio requirement if this ratio is not satisfied. We met the required ratios for the years ended December 31, 1995-1999 without assistance from PACCAR.

    PFC and PACCAR may amend or cancel the support agreement upon 30 days notice. The amendment or termination will be effective only if:

    - two nationally recognized statistical rating organizations which have issued ratings with respect to PFC's debt confirm in writing that their ratings for PFC's debt would remain the same after the amendment or cancellation, or

    - the notice provides that the support agreement will continue in effect with respect to any of PFC's debt which is rated by a nationally recognized statistical rating organization until that debt has been paid or defeased in accordance with its terms, or

    - the holders of at least two-thirds of the principal amount of all outstanding debt of PFC with an original maturity in excess of 270 days which is rated by a nationally recognized statistical rating organization consent in writing to the amendment or cancellation. In this situation, the holders of any debt with an original maturity of 270 days or less shall continue to have the benefit of the support agreement until the maturity of their debt.

    PACCAR's obligations to PFC do not constitute a guarantee of any indebtedness or liability of PFC and do not create any rights against PACCAR by any third person. There are no direct or indirect guarantees by PACCAR for the payment of the securities to be issued under this prospectus or of any other indebtedness of the PFC.

                           DESCRIPTION OF SECURITIES

    The senior debt securities will be issued under an Indenture between PFC and Citibank, N.A., as trustee, dated as of December 1, 1983, and amended by the first supplemental indenture dated as of June 19, 1989. Securities issued under the Indenture are unsecured senior indebtedness of PFC and are not limited to any aggregate amount. A copy of the Indenture including the first supplemental indenture is filed as an exhibit to the registration statement relating to the securities. The summary of the material provisions of the Indenture in the "Provisions of the Indenture" section below is not complete, and is subject to and qualified in its entirety by reference to the provisions of the Indenture, including the definitions of terms.

TERMS OF THE SECURITIES

    PFC may issue the securities from time to time and in one or more series. PFC may issue the securities upon the terms fixed or established in a resolution of the Board of Directors of PFC, or a committee of the Board of Directors, or in a certificate of an officer of PFC who has been authorized by the Board of Directors to take that kind of action. (See Section 301 of the Indenture.) Any resolution or officer's certificate approving the issuance of any issue of securities will establish the terms of that issue, including:

    - the title of the securities;

    - any limit on the aggregate principal amount of the securities;

    - the date or dates on which the securities will mature;

    - the rate or rates per annum at which the securities will bear interest, if any, or the manner in which the interest rate or rates are determined, and the date or dates from which interest, if any, will accrue;

    - the dates on which interest, if any, on the securities will be payable and the related record dates;

    - any mandatory or optional sinking fund or analogous provisions;

    - whether the securities are to be issued in the form of one or more global securities and the identity of the depositary for global securities;

    - any redemption terms;

    - any additional covenants for the benefit of the holders of the securities;

    - the currency for payment of principal and interest if other than United States dollars;

    - whether the amount of payments of principal, premium and interest on the securities may be determined with reference to an index, formula or other method and the manner in which the amounts shall be determined; and

    - other terms, including, but not limited to, PFC's ability to satisfy and discharge its obligations under the Indenture more than one year prior to the maturity or redemption of the securities. (See Sections 301 and 401 of the Indenture).

    Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific securities being offered.

    Prospective purchasers of securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to the specific securities being offered. The prospectus supplement relating to an issue of securities will describe these considerations, if they apply.

    Transfer of the securities will be registered at the corporate trust office of the trustee. No service charge will be made for any transfer or exchange of the securities, but PFC may require payment of a sum sufficient to cover any tax or other governmental charge payable.

GLOBAL SECURITIES

    PFC may issue series of securities in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. If any securities are issued in global form, please see the accompanying prospectus supplement you have received or will receive for the terms of the specific debt securities being offered. Unless the prospectus supplement states different terms for the securities being offered, global securities will have the following terms:

    - A global security may not be transferred except as a whole by the depositary to a nominee or to a successor of the depositary, unless exchanged for securities in definitive form. (See Sections 303 and 305 of the Indenture).

    - Only persons that have accounts with the depositary or its nominee, which we refer to as a participant, or that may hold interests through a participant may own beneficial interests in a global security. These accounts will be designated by the applicable underwriters or agents or by PFC if the securities are offered and sold directly by PFC.

    - Upon the issuance of a global security, the depositary will credit the principal amounts of the securities to the participants' accounts on its book-entry registration and transfer system. Ownership and transfer of the ownership of a beneficial interest in a global security will be shown on and effected only through records maintained by the depositary or by the records of participants (with respect to interests of persons held through participants). (See Section 308 of the Indenture).

    - So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner of the securities represented by the global security for all purposes under the Indenture. (See Section 303 of the Indenture). Owners of beneficial interests in a global security will not be entitled to:

       - have the securities represented by the global security registered in their names;

       - will not receive physical delivery of the securities in definitive form; and

       - will not be considered the owners of the global security under the Indenture.

    - Payments on global securities registered in the name of the depositary will be made to the depositary. The depositary will confirm to PFC that payments made with respect to a global security will immediately be credited to the participants' accounts according to their interests as shown on the records of the depositary. The depositary shall be solely responsible for its records relating to beneficial ownership interests in the global security and for the allocation and distribution of payments made by PFC to the depositary. (See Section 308 of the Indenture).

    - Each participant is responsible to make payments to the owners of beneficial interests in the global security held through that participant. Participants have the same obligation with respect to securities registered in "street name" and held for the accounts of customers. The participants shall be solely responsible for their records relating to beneficial ownership interests in the global security and for the allocation and distribution of payments made by the depositary to the participants. (See Section 308 of the Indenture).

    - If the depositary for any global security resigns or is unable to continue as depositary and a successor depositary is not appointed by PFC within ninety days, PFC will issue securities in definitive form in exchange for the global security. (See Section 305 of the Indenture).

    - PFC may at any time and in its sole discretion determine not to have the securities represented by a global security. In that event, PFC will issue securities of the same series in definitive form in exchange for the global security. (See Section 305 of the Indenture).

    The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. This type of law may impair the ability to transfer beneficial interests in a global security.

PROVISIONS OF THE INDENTURE

    Unless the prospectus supplement states different terms for the securities being offered, the securities will be covered by the following provisions of the
Indenture:

    - principal and interest on the securities will be payable at the corporate trust office of the trustee, except that payment of interest may be made at the option of PFC by check mailed to the registered address of the person entitled to the interest. (See Sections 301 and 1002 of the Indenture).

    - the securities will be issued only in fully registered form without coupons. (See Section 302 of the Indenture).

    - the securities will be denominated in United States dollars and will be issued in denominations of $1,000 or any integral multiple of $1,000. (See Sections 301 and 302 of the Indenture).

    - the transfer of the securities will be registerable at the corporate trust office of the trustee. (See Section 305 of the Indenture).

    - the securities may be issuable in whole or in part in the form of one or more global securities, as described in the "Global Securities" section above. (See Sections 203, 301 and 305 of the Indenture).

    - Securities of a single series may be issued at various times, with different maturity dates and interest rates and may otherwise vary, all as provided in the Indenture. (See Section 301 of the Indenture).

    - Securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issue is significantly below market rates) to be sold at a substantial discount below their principal amount. (See Section 301 of the Indenture) If any securities are issued as original issue discount securities, the terms will be described in the prospectus supplement relating to the securities.

    RESTRICTIONS ON SECURED DEBT. PFC will not permit any lien or security interest on its property or on the property of its majority owned subsidiaries, except as permitted by the Indenture. (See Section 1005 of the Indenture) The Indenture allows PFC to incur secured debt, if the debt securities issued under the Indenture are secured equally and ratably with all other secured debt. The Indenture also permits PFC to incur secured debt, without providing security for the securities issued under the Indenture, in the following situations:

    - The aggregate amount of all secured debt (excluding secured debt permitted under any of the other exceptions listed immediately below) would not exceed 15% of PFC's consolidated net tangible assets.

    - Liens or security interests on the stock or property of any corporation that existed at the time that corporation became a subsidiary of PFC.

    - Liens or security interests for debt between PFC and its majority owned subsidiaries.

    - Liens or security interests in favor of any governmental body to secure progress, advance or other payments pursuant to any contract, statute or rule of court.

    - Liens or encumbrances on property repossessed by PFC or its subsidiaries in the ordinary course of their business

    - Bankers' liens or other rights of offset.

    - Liens or security interests on property, and related rentals that

       - existed at the time of acquisition of the property, or

       - secure debt for the purchase of the property or the construction of improvements on the property, or

       - were created prior to or within 180 days after the acquisition of the property or the completion of construction, for the purpose of financing the acquisition of or construction on the property.

    - Any extension, renewal or replacement of any lien or security interest described above that is limited to the same property that secured the prior lien or security interest.

    EVENT RISKS. The Indenture does not prohibit a change of control of PFC or a recapitalization or highly leveraged transaction, unless the transaction or change of control includes a merger, consolidation or transfer of all or substantially all of the assets of PFC. See "Description of Securities--Mergers and Sales of Assets by PFC." There are no provisions for a right to acquire any increased interests or any other rights that would afford holders of the securities additional protection in the event of a change of control of PFC or a recapitalization or highly leveraged transaction. The support agreement requires PACCAR to own all outstanding voting stock of PFC and to provide financial assistance to PFC under certain circumstances. See "Relationship with PACCAR--Support Agreement."

    MERGERS AND SALES OF ASSETS BY PFC. PFC may consolidate or merge with any other corporation, and it may transfer all or substantially all of its assets to another corporation, if the following conditions are satisfied (See Article 8 of the Indenture):

    - The surviving corporation:

       - shall be organized and existing under the laws of the United States, any State or the District of Columbia, and

       - shall expressly assume payment of the principal of and premium, if any, and interest on the securities issued under the Indenture and the performance and observance of the Indenture;

    - PFC or the successor corporation shall not immediately after the transaction be in default under the Indenture; and

    - PFC and its property shall not become subject to a lien or security interest prohibited by the Indenture.

Except as permitted above, PFC has agreed to preserve its corporate existence. (See Section 1004 of the Indenture).

    SATISFACTION AND DISCHARGE. PFC may discharge its obligations under the securities of a specific series (See Article Four of the Indenture) when it satisfies the following requirements with respect to the securities of that series:

    - PFC irrevocably deposits with the trustee in trust,

       - sufficient funds to pay the principal of and premium, if any, and interest to maturity or redemption on the securities, or

       - if the securities are payable in United States dollars, the amount of direct obligations of or fully guaranteed by the United States as will be sufficient to pay when due the principal of and premium, if any, and interest to maturity or redemption on the securities;

    - PFC pays all other sums payable on the securities, and

    - if the deposit identified above occurs more than one year prior to the maturity or redemption of the securities,

       - notice has been given to the holders of the securities, and

       - the trustee has received an opinion of recognized tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the securities of income, gain or loss for federal income tax purposes other than income, gain or loss which would have been recognized in like amount and at a like time absent the deposit, satisfaction and discharge.

Upon discharge, the holders of the securities of the specific series will no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the securities. The holders shall be paid only from the deposited funds or obligations.

    EVENTS OF DEFAULT. The following are Events of Default under the Indenture (See Section 501 of the Indenture) with respect to the securities of any series:

    - a default in the payment of principal of or any premium on any security of that series when due;

    - a default in the payment of any interest on any security of that series when due and continuance of such default for 30 days;

    - a default in the deposit of any sinking fund payment when due in respect of any security of that series;

    - a default in the performance of any other covenant of PFC in the Indenture other than a covenant included in the Indenture solely for the benefit of a series of securities other than that series, and continuance of that default for 90 days after written notice;

    - an event of bankruptcy, insolvency or reorganization as defined in the Indenture;

    - a default under any mortgage, indenture or instrument evidencing indebtedness of PFC, including the Indenture, which has resulted in the acceleration of indebtedness in excess of $10,000,000 in aggregate principal amount except that this amount shall not apply in respect to a default on securities of another series covered by the Indenture and the acceleration shall not have been rescinded or the indebtedness discharged within a period of 30 days after written notice as provided in the Indenture; and

    - any other event of default provided for that series of securities.

    If an Event of Default with respect to the securities of any series occurs and is continuing, the principal amount of all the securities of that series may be declared to be due and payable immediately by written notice as provided in the Indenture. If the securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series may be declared due and payable. This declaration may be made by either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series. The holders of a majority in principal amount of the outstanding securities of that series may, under the circumstances described in the Indenture, rescind and annul the acceleration. (See Section 502 of the Indenture.)

    The trustee has the duty to act with the required standard of care during default. The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. (See Section 603 of the Indenture.) Subject to the provisions for the indemnification of the trustee and other conditions specified in the Indenture (See Section 512 of the Indenture), the holders of a majority in principal amount of the outstanding securities of any series will have the right to direct the time, method and place of:

    - conducting any proceeding for any remedy available to the trustee, or

    - exercising any trust or power conferred on the trustee, with respect to the securities of that series.

    The right of a holder of any security to institute a proceeding with respect to the Indenture is subject to certain conditions specified in the Indenture. (See Section 507 of the Indenture.) Each holder has an absolute right to receive payment of principal, premium and interest, if any, when due and to institute suit for the enforcement of any the payment. (See Section 508 of the Indenture.) The Indenture provides that the trustee is required to give the holders of the securities of any series written notice of any default within 90 days after the occurrence of the default, unless previously cured or waived. In the case of default in the payment of principal, premium or interest, or in the payment of any sinking fund or redemption installment, the trustee may withhold the notice of default if it determines it is in the interest of such holders to do so. (See
Section 602 of the Indenture.)

    PFC is required to furnish to the trustee annually a statement as to the performance by PFC of its obligations under the Indenture and as to any default in its performance. (See Section 1006 of the Indenture.)

    MODIFICATION AND WAIVER. PFC and the trustee may amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding securities of each series affected by the amendment. (See
Section 902 of the Indenture.) The Indenture may not be amended without the consent of the holder of each outstanding security adversely affected if the amendment:

    - changes the stated maturity date of the principal or interest on any security;

    - reduces the principal, premium or rate of interest on any security;

    - changes the method for determination of the rate of interest on any security;

    - changes the premium payable upon the redemption of any security,

    - reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the original issue discount security,

    - changes the place or currency of payment of principal, premium or interest on any security;

    - impairs the right to institute suit for the enforcement of any payment on any security; or

    - reduces the percentage of holders whose consent is required for amendment of the Indenture, waiver of compliance with the Indenture or waiver of defaults under the Indenture.

    The holders of a majority in principal amount of the outstanding securities of each series may, on behalf of all holders of securities of that series:

    - waive compliance by PFC with some restrictive provisions of the Indenture (See Section 1007 of the Indenture), and

    - waive any past default under the Indenture with respect to securities of that series (See Section 1007 of the Indenture), except for a default

       - in the payment of principal, premium or interest, or

       - in respect of a covenant or condition which cannot be waived without the consent of each holder of securities of that series.

REGARDING THE TRUSTEE

    PFC and PACCAR maintain general banking and credit relationships with Citibank, N.A., in the ordinary course of business. Citibank, N.A., serves as trustee under the Indenture with respect to PFC's other senior debt securities.

GOVERNING LAW

    The Indenture and the securities will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    PFC may sell the securities:

    - to or through agents, or

    - to or through underwriters, or

    - directly to purchasers.

    The prospectus supplement with respect to the securities describes the terms of the offering of the securities, including:

    - the names of the agents or underwriters,

    - the public offering price or purchase price for the securities,

    - the rate of interest or method of computing the rate of interest,

    - the maturity date,

    - other terms and conditions of the securities,

    - any discounts and commissions to be allowed or paid to the agents, underwriters, or any dealers and any other items constituting underwriting compensation, and

    - any exchanges on which the securities will be listed.

    Only the agents or underwriters named in the prospectus supplement will be agents or underwriters in connection with the securities being offered.

    If so indicated in the prospectus supplement, PFC will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from PFC pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless PFC otherwise agrees, the aggregate principal amount of securities sold pursuant to the contracts shall not be more than, the amounts stated in the prospectus supplement. Institutions with whom the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions.

    PFC has agreed to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the agent or the underwriters may be required to make.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information about PFC and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to incorporate by reference the information we file with them, which means:

    - incorporated documents are considered part of the prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

    - annual report on Form 10-K for the year ended December 31, 1999.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

    - reports filed under Sections 13(a) and (c) of the Exchange Act; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

    You may request a copy of any filings referred to above, excluding exhibits, at no cost, by contacting us at the following address: PACCAR Financial Corp. 777 106(th) Avenue N. E., Bellevue, Washington 98004, Attention: Treasury,
Telephone: (425) 468-7185.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements (and schedules) included in our Annual report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedules) are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

                                 --------------

                               TABLE OF CONTENTS

                                              Page
                                            --------
               Prospectus Supplement
Risk Factors..............................     S-2
Description of the Notes..................     S-3
Special Provisions Relating to Foreign
  Currency Notes..........................    S-25
United States Federal Income Taxation.....    S-27
Plan of Distribution......................    S-36
Validity of the Notes.....................    S-38

                     Prospectus

PACCAR Financial Corp.....................       2
Use of Proceeds...........................       2
Ratio of Earnings to Fixed Charges........       2
Relationship with PACCAR..................       3
Description of Securities.................       3
Plan of Distribution......................      10
Where You Can Find More Information.......      11
Incorporation of Information We File With
  the SEC.................................      11
Experts...................................      12

                                 $2,500,000,000
                             PACCAR FINANCIAL CORP.
                          Medium-Term Notes, Series J

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                                     [LOGO]

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                              GOLDMAN, SACHS & CO.

                         BANC OF AMERICA SECURITIES LLC

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

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